Exhibit 99.1

CONTACT:

Michael W. Kaplan

Chief Financial Officer

(714) 414-4003

PACIFIC SUNWEAR ANNOUNCES FIRST QUARTER OPERATING RESULTS;

ISSUES SECOND QUARTER GUIDANCE

ANAHEIM, Calif., May 17, 2012 — Pacific Sunwear of California, Inc. (NASDAQ: PSUN) (the “Company”), announced today that net sales from continuing operations for the first quarter of fiscal 2012 ended April 28, 2012, were $173.8 million versus net sales of $171.9 million for the first quarter of fiscal 2011 ended April 30, 2011. Total Company same-store sales increased 1% during the period.

On a GAAP basis, the Company reported a loss from continuing operations of $15.6 million, or $(0.23) per share, for the first quarter of fiscal 2012, compared to a loss from continuing operations of $28.7 million, or $(0.43) per share, for the first quarter of fiscal 2011. The loss from continuing operations for the Company’s first quarter of fiscal 2012 included a non-cash gain of $6.3 million, or $0.09 per share, related to a derivative liability that resulted from the issuance of the Convertible Series B Preferred Stock (the “Series B Preferred”) in connection with the term loan financing the Company completed in December 2011.

On a non-GAAP basis, excluding the non-cash gain on derivative liability and using a normalized annual income tax rate of approximately 37%, the Company’s loss from continuing operations for the first quarter of fiscal 2012 would have been $13.7 million, or $(0.20) per share, as compared to a loss from continuing operations of $18.1 million, or $(0.27) per share, for the same period a year ago.

“We had a strong second half of the quarter that led to sales at the high end of our guidance and gross margins which exceeded plan, resulting in close to a $10 million improvement in our pre-tax operating results compared to the first quarter of last year,” said Gary H. Schoenfeld, President and Chief Executive Officer. “As we begin to re-establish PacSun’s relevance and connection with our target customers, we achieved positive comps in both genders for the first time since 2005 and are optimistic that these positive trends can continue as reflected in our guidance for the second quarter.”

Financial Outlook for Second Fiscal Quarter of 2012

The Company’s guidance range for the second quarter of fiscal 2012 contemplates a non-GAAP net loss from continuing operations of between $(0.11) and $(0.16) per share.

The forecasted second quarter non-GAAP loss from continuing operations per share guidance range is based on the following assumptions:

•	Same-store sales of negative 1 to plus 4%;

•	Gross margin rate, including buying, distribution and occupancy, of 24% to 26%;

•	SG&A expenses in the range of $62 million to $64 million; and

•	A normalized annual income tax rate of approximately 37%.

The Company’s second fiscal quarter of 2012 guidance range excludes the quarterly impact of the change in the fair value of the derivative liability due to the inherently variable nature of this financial instrument.

Discontinued Operations

In accordance with applicable accounting literature and consistent with the Company’s financial statement presentation in its fiscal 2011 annual report, the Company has reclassified the results of operations of its closed stores as discontinued operations for all periods presented, as applicable.

Derivative Liability

In fiscal 2011, as a result of the issuance of the Series B Preferred in connection with the Company’s $60 million senior secured term loan financing with an affiliate of Golden Gate Capital, the Company recorded a derivative liability equal to approximately $15.0 million, which represents the fair value of the Series B Preferred upon issuance. In accordance with applicable U.S. GAAP, the Company has marked this derivative liability to fair value through earnings and will continue to do so on a quarterly basis until the shares of Series B Preferred are either converted into shares of PacSun common stock or until the conversion rights expire (December 2021). The Company’s second fiscal quarter of 2012 earnings guidance excludes the quarterly impact of the change in the fair value of the derivative liability due to the inherently variable nature of this financial instrument.

About Pacific Sunwear of California, Inc.

Pacific Sunwear of California, Inc. and its subsidiaries (collectively, “PacSun” or the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of May 17, 2012, the Company operates 729 stores in all 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.

The Company will be hosting a conference call today at 4:30 p.m. Eastern time to review the results of its first fiscal quarter. A telephonic replay of the conference call will be available, beginning approximately two hours following the call, for one week and can be accessed in the United States and Canada at (855) 859-2056 or internationally at (404) 537-3406; passcode: 78167566. For those unable to listen to the live Web broadcast or utilize the call-in replay, an archived version will be available on the Company’s investor relations website through midnight, August 22, 2012.

About Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures” and the section following such table titled “About Non-GAAP Financial Measures.”

Pacific Sunwear Safe Harbor

This press release contains “forward-looking statements” including, without limitation, the statements made by Mr. Schoenfeld in the fourth paragraph and the statements made under the heading “Financial Outlook for Second Fiscal Quarter of 2012.” In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company’s business and results include, among others, the following factors: increased sourcing and product costs; adverse changes in economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; adverse changes in same-store sales; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the year ended January 28, 2012, and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	First Quarter Ended
	April 28, 2012	April 30, 2011
Net sales	$173,824	$171,881
Gross margin	40,985	33,192
SG&A expenses	59,265	60,956

Operating loss	(18,280)	(27,764)
Other income (expense), net	3,024	(542)

Loss before income taxes	(15,256)	(28,306)
Income taxes	367	350

Loss from continuing operations	(15,623)	(28,656)
Loss from discontinued operations, net of tax effects	—	(2,814)

Net loss	$(15,623)	$(31,470)

Loss from continuing operations per share:
Basic and Diluted	$(0.23)	$(0.43)

Loss from discontinued operations per share:
Basic and Diluted	$—	$(0.05)

Net loss per share:
Basic and Diluted	$(0.23)	$(0.48)

Weighted-average shares outstanding:
Basic and Diluted	67,583	66,202

PACIFIC SUNWEAR OF CALIFORNIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 28, 2012	January 28, 2012	April 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$21,595	$50,306	$24,705
Restricted cash	305	8,593	—
Inventories	103,869	88,740	115,837
Prepaid expenses	18,837	15,506	13,393
Other current assets	6,555	6,272	5,335

Total current assets	151,161	169,417	159,270
Property and equipment, net	146,977	149,716	182,117
Other long-term assets	35,643	35,998	32,002

Total assets	$333,781	$355,131	$373,389

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,764	$38,914	$49,247
Other current liabilities	57,833	68,369	39,337

Total current liabilities	99,597	107,283	88,584
Deferred lease incentives	16,990	17,681	26,538
Deferred rent	16,566	16,602	19,382
Long-term debt	74,181	73,910	28,962
Other long-term liabilities	28,205	26,558	26,116

Total liabilities	235,539	242,034	189,582
Total shareholders’ equity	98,242	113,097	183,807

Total liabilities and shareholders’ equity	$333,781	$355,131	$373,389

PACIFIC SUNWEAR OF CALIFORNIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended
	April 28, 2012	April 30, 2011
Cash flows from operating activities:
Net loss	$(15,623)	$(31,470)
Depreciation and amortization	8,746	11,985
Asset impairment	1,489	2,390
Non-cash stock-based compensation	812	977
Loss on disposal of property and equipment	65	45
Amortization of debt discount	412	—
Gain on derivative liability	(6,333)	—
Changes in operating assets and liabilities:
Inventories	(15,129)	(20,136)
Accounts payable and other current liabilities	(1,319)	5,827
Other assets and liabilities	(4,477)	(4,860)

Net cash used in operating activities	(31,357)	(35,242)
Cash flows from investing activities:
Capital expenditures	(4,713)	(3,860)
Restricted cash	8,288	—
Proceeds from insurance settlements	653	300

Net cash provided by (used in) investing activities	4,228	(3,560)
Cash flows from financing activities:
Payments under credit facility borrowings	(1,254)	—
Proceeds from exercise of stock options	—	3
Principal payments under capital lease obligations	(196)	(84)
Principal payments under mortgage borrowings	(132)	(122)

Net cash used by financing activities	(1,582)	(203)

Net decrease in cash and cash equivalents	(28,711)	(39,005)
Cash and cash equivalents, beginning of period	50,306	63,710

Cash and cash equivalents, end of period	$21,595	$24,705

PACIFIC SUNWEAR OF CALIFORNIA, INC.

SELECTED STORE OPERATING DATA

	April 28, 2012		April 30, 2011
Stores open at beginning of period	733		852
Stores opened during the period	1		—
Stores closed during the period	(5)		(25)

Stores open at end of period	729		827

	April 28, 2012		April 30, 2011
	# of Stores	Square Footage (000s)	# of Stores	Square Footage (000s)
PacSun Core stores	610	2,366	705	2,728
PacSun Outlet stores	119	482	122	494

Total stores	729	2,848	827	3,222

PACIFIC SUNWEAR OF CALIFORNIA, INC.

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

(Unaudited, in thousands, except per share data)

	First Quarter Ended
	April 28, 2012	April 30, 2011
GAAP SG&A expenses	$59,265	$60,956
Store closure charges:
- Asset impairments	(29)	—
- Lease terminations	(94)	—

Non-GAAP SG&A expenses	$59,142	$60,956

GAAP loss from continuing operations	$(15,623)	$(28,656)
Store closure charges, net of tax:
- Asset impairment	18	—
- Lease terminations	59	—
Derivative liability	(6,333)	—
Valuation allowance	8,163	10,602

Non-GAAP loss from continuing operations	$(13,716)	$(18,054)

GAAP loss from continuing operations per share	$(0.23)	$(0.43)
Store closure charges, net of tax:
- Asset impairment	—	—
- Lease terminations	—	—
Derivative liability	(0.09)	—
Valuation allowance	0.12	0.16

Non-GAAP loss from continuing operations per share	$(0.20)	$(0.27)

Shares used in calculation	67,583	66,202

ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated May 17, 2012, contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP SG&A expenses, non-GAAP loss from continuing operations and non-GAAP loss from continuing operations per share for the first quarters of fiscal 2012 and 2011 and non-GAAP loss from continuing operations per share guidance for the second quarter of fiscal 2012. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following items from all of its non-GAAP financial measures:

•	Store closure charges

•	Derivative liability

•	Valuation allowance

The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and create a misplaced perception that the Company’s results have underperformed or exceeded expectations.